Exhibit 99.2

December 19, 2025

Board of Directors

Skyworks Solutions, Inc.

5260 California Ave

Irvine, CA 92617

Re: Amendment No. 1 to the Registration Statement on Form S-4 of Skyworks Solutions, Inc., filed December 19, 2025 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated as of October 27, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to Skyworks Solutions, Inc. (the “Company”) of the Merger Consideration (as defined therein) to be paid by the Company for each share of common stock, par value $0.0001 per share, of Qorvo, Inc. (“Qorvo”) pursuant to the Agreement and Plan of Merger, dated as of October 27, 2025, by and among the Company, Comet Acquisition Corp., Comet Acquisition II, LLC and Qorvo.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Skyworks’ Reasons for the Mergers; Recommendation of the Skyworks Board of Directors,” “Summary - Opinions of Skyworks’ Financial Advisors—Opinion of Goldman Sachs,” “Risk Factors—Risks Related to the Mergers,” “The Mergers—Background of the Mergers,” “The Mergers—Skyworks’ Reasons for the Mergers; Recommendation of the Skyworks Board of Directors,” “The Mergers—Certain Skyworks Unaudited Prospective Financial Information,” “The Mergers—Management Assumed Synergies,” “The Mergers—Certain Pro Forma Financial Information,” “The Mergers – General Information Regarding the Forecasts,” and “The Mergers—Opinions of Skyworks’ Financial Advisors—Opinion of Goldman Sachs” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)